Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

The Cannabist Company Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Shares	Rule 457(c)	33,366,315(1)	$0.7756(2)	$25,877,720	0.000147600	$3,819.55

Fees Previously Paid	—	—	—			—	—	—

Carry Forward Securities	—	—	—			—	—	—

	Total Offering Amounts					$25,877,720		$3,819.55

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$3,819.55

(1)

The securities are being registered solely in connection with the resale of common shares (the “Common Shares”) of The Cannabist Company Holdings Inc. (the “Company”) by the selling securityholders named in this registration statement (the “Selling Securityholders”).

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s shares of Common Shares on October 11, 2023, as reported on Cboe Canada (converted to USD based on the exchange rate on October 11, 2023 of C$1.3603 = US$1.00), which was approximately $0.7756 per share.